----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL      |
----------------                                                                                        |-------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number      3235-0287|
[ ] Check this box if                                                                                   |Expires: December 31,2001|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden    |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Enloe, III           Robert          T  |Compaq Computer Corporation             (CPQ)   |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  20555 SH 249                          |  (Voluntary)          |                        |                                        |
|  M/C 110701                            |                       |     May     2000       |                                        |
|                                        |                       |                        |     Director                           |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Houston                 TX    77070     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 05/10/2000 | M  |    |    30,000      | A  |$ 4.0700 |                 | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock  (01)             | 05/10/2000 | S  |    |    30,000      | D  |$25.0052 |     10,000      | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 05/10/2000 | M  |    |    30,000      | A  |$ 4.0700 |                 | I  |Family Limit-       |
|                               |            |    |    |                |    |         |                 |    |ed Partner-         |
|                               |            |    |    |                |    |         |                 |    |ship                |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock  (01)             | 05/10/2000 | S  |    |    30,000      | D  |$25.0052 |       0         | I  |Family Limit-       |
|                               |            |    |    |                |    |         |                 |    |ed Partner-         |
|                               |            |    |    |                |    |         |                 |    |ship                |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |      5,000      | I  |IRA                 |
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Stock     |$30.0000 |4/27/| A  |    |  12,500  |          |4/27/|4/26/| Common   | 12,500   |          |  12,500  | I  |Family    |
|Option    |         |2000 |    |    |          |          |2001 |2010 | Stock    |          |          |          |    |Limited   |
|(Right to |         |     |    |    |          |          |(02) |     |          |          |          |          |    |Partner-  |
|buy)      |         |     |    |    |          |          |     |     |          |          |          |          |    |ship      |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |$15.0000 |4/27/| A  |    |   1,833  |          |4/27/|4/26/| Common   |  1,833   |          |   1,833  | I  |Family    |
|Option    |         |2000 |    |    |          |          |2001 |2010 | Stock    |          |          |          |    |Limited   |
|(Right to |         |     |    |    |          |          |(03) |     |          |          |          |          |    |Partner-  |
|buy)      |         |     |    |    |          |          |     |     |          |          |          |          |    |ship      |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |$30.0000 |4/27/| A  |    |  12,500  |          |4/27/|4/26/| Common   | 12,500   |          |  12,500  | D  |          |
|Option    |         |2000 |    |    |          |          |2001 |2010 | Stock    |          |          |          |    |          |
|(Right to |         |     |    |    |          |          |(02) |     |          |          |          |          |    |          |
|buy)      |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |$15.0000 |4/27/| A  |    |   1,833  |          |4/27/|4/26/| Common   |  1,833   |          |   1,833  | D  |          |
|Option    |         |2000 |    |    |          |          |2001 |2010 | Stock    |          |          |          |    |          |
|(Right to |         |     |    |    |          |          |(03) |     |          |          |          |          |    |          |
|buy)      |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |$ 4.0700 |5/10/| M  |    |          | 30,000   |5/24/|5/23/| Common   | 30,000   |          |    0     | D  |          |
|Option    |         |2000 |    |    |          |          |1991 |2000 | Stock    |          |          |          |    |          |
|(Right to |         |     |    |    |          |          |(02) |     |          |          |          |          |    |          |
|buy)      |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |$ 4.0700 |5/10/| M  |    |          | 30,000   |5/24/|5/23/| Common   | 30,000   |          |    0     | I  |Family    |
|Option    |         |2000 |    |    |          |          |1991 |2000 | Stock    |          |          |          |    |Limited   |
|(Right to |         |     |    |    |          |          |(02) |     |          |          |          |          |    |Partner-  |
|buy)      |         |     |    |    |          |          |     |     |          |          |          |          |    |ship      |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:
     (01)  The reporting person is subject to the issuer's policy that restricts
           trading in the issuer's stock to a limited  period    following the
           issuer's earnings release for the preceeding fiscal period.
     (02)  Grant is 50% exerciseable one year from date of grant and remaining
           50% exerciseable two years from date of grant.
     (03)   Grant is 100% exerciseable one year from date of grant.








**Intentional misstatements or omissions of facts constitute Federal                  /s/ Robert Ted Enloe, III         06/06/00
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Enloe, III, Robert                       Compaq Computer Corporation             MAY-2000 PAGE:  2 OF  2